Exhibit 21.1

LIST OF SUBSIDIAIRIES OF THE REGISTRANT

1.	Devcool Inc.
2.	QuantumNexis Inc.
3.	QuantumNexis Malaysia (SDN) BHD.
4.	QuantumNexis L.L.C. - FZ
5.	Ezovion Solutions (Private) Limited
6.	Teyame AI Holdings Inc.
7.	Teyame 360 S.L.
8.	Datono Mediacion S.L.
9.	Purpose Health Inc.